Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS CLOSES

SALE OF CONVERTIBLE NOTES

RALEIGH, NC, March 16, 2012 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the closing of its offering of $690 million aggregate principal amount of 1.5% convertible senior notes due 2019, which includes the exercise in full of the initial purchasers’ overallotment option.

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The coupon on the notes is 1.5% per year on the principal amount. Interest accrues from March 16, 2012, and is payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2012.

•	The notes will mature on March 15, 2019, unless previously converted or repurchased in accordance with their terms.

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The notes will be convertible, under certain circumstances, into cash, shares of Salix’s common stock or any combination thereof at Salix’s election. The initial conversion rate for the notes is 15.1947 shares of Salix’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $65.81 per share of common stock and represents a 35% conversion premium over the last reported sale price of Salix’s common stock on March 12, 2012, which was $48.75 per share. The conversion rate and the conversion price are subject to adjustment in certain events, such as distributions of dividends or stock splits.

In connection with the offering of the notes, Salix has entered into privately negotiated convertible note hedge transactions with counterparties that include some of the initial purchasers (and/or their respective affiliates) (the “hedge counterparties”). The convertible note hedge transactions cover, subject to customary anti-dilution adjustments, the number of shares of Salix’s common stock that initially underlie the notes, and are intended to reduce the dilutive impact of the conversion feature of the notes on Salix’s outstanding shares of common stock. Salix has also entered into privately negotiated warrant transactions with the hedge counterparties initially relating to the same number of shares of Salix’s common stock. The warrant transactions could have a dilutive effect to the extent that the market price per share of Salix’s common stock exceeds the applicable strike price of the warrants on any expiration date of the warrants.

Salix intends to use the net proceeds from the offering, together with the proceeds from its entrance into the warrant transactions, to repurchase at closing from a holder a portion of their outstanding 5.5% Convertible Senior Notes due 2028 and, at the holder’s option within a certain period after closing, to repurchase at the same price an additional portion of their outstanding 5.5% Convertible Senior Notes due 2028, both in privately negotiated transactions, to pay the cost of the convertible note hedge transactions, to repurchase up to $75 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through one or more of the initial purchasers of the notes or their respective affiliates, concurrently with the offering, and for business development activities and other general corporate purposes, including potential additional repurchases of its outstanding debt, commercialization of product candidates, clinical trials, research and development expenses and general and administrative expenses.

The notes and the shares of common stock underlying the notes have not been and will not be registered under the Securities Act, or any applicable state securities laws. Unless so registered, such notes and such shares of common stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in–license late–stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Please Note: This press release contains forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the potential impact of the convertible note hedge transactions on the value of the common stock and the notes; the costs, timing and uncertainties of clinical trials and regulatory review of product candidates; market acceptance for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post–marketing approval regulation; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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